Exhibit 99.1

Press Release July 18, 2011
7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Second Quarter 2011 Results

FORT WAYNE, INDIANA, July 18, 2011— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced second quarter net income of $99 million, or $0.43 per diluted share, on net sales of $2.1 billion. By comparison, second quarter 2010 net income was $49 million, or $0.22 per diluted share, on net sales of $1.6 billion, and first quarter 2011 net income was $106 million, or $0.46 per diluted share, on net sales of $2.0 billion.

On a consecutive quarterly basis, unrealized hedging gains at the company’s metals recycling operations were $9.5 million during the first quarter of 2011, as compared to an unrealized hedging loss of $4.8 million in the second quarter of 2011, resulting in a non-cash fluctuation in the company’s pretax earnings of $14.3 million, an estimated impact of approximately $0.04 per diluted share between quarters. Additionally, the company reduced its deferred income tax provision due to recent changes in Indiana tax law, which increased second quarter earnings approximately $0.01 per diluted share.

Second quarter 2011 steel shipments were 1.5 million tons, 15 percent higher than the second quarter of 2010 and nearly the same as the first quarter of 2011. The average external steel selling price per ton shipped for the second quarter increased $118 per ton to $947 from the second quarter 2010 average sales price of $829, and increased $57 per ton from the first quarter 2011 average sales price of $890.

Based on the tons of scrap melted at the five steel mills, the second quarter’s average ferrous scrap cost per ton charged increased $51 compared to the second quarter 2010, and increased $15 compared to the first quarter of 2011.

OmniSource’s ferrous shipments in the second quarter were 1.6 million gross tons, 15 percent higher than the second quarter of 2010 and 2 percent higher than the first quarter of 2011. OmniSource provided 54 percent of the ferrous scrap purchased by SDI’s steel mills during the second quarter.  Second quarter non-ferrous shipments were 255 million pounds, 8 percent higher than the second quarter of 2010, but 11 percent lower than the first quarter of 2011.

“Quarter over quarter operational earnings were essentially the same, although from different sources,” said Keith Busse, Chairman and CEO. “Operating income from our steel operations increased $21 million but was offset by a decrease in our metals recycling and ferrous resources operations of $36 million.  Operating performance of our steel operations improved in the second quarter, resulting in operating income of $217 million, or $153 per ton shipped, a 62 percent increase versus the same quarter last year and an 11 percent increase compared to the first quarter of 2011.

“We experienced some volatility in order bookings for flat-rolled steel during the second quarter, while bookings for other steel operations remained steady or slightly improved. While structural steel shipments of 179,000 tons were up 11 percent from the first quarter of 2011, demand for structural steel remains weak, causing our Structural and Rail Division to continue to operate well below its capacity. Augmenting the division’s revenues were rail shipments of 35,000 tons, up 14 percent compared to the first quarter of 2011. For the Engineered Bar Products Division, second quarter shipping volume of 144,000 tons was lower than the first quarter’s shipments of 159,000 tons due to a planned 10-day maintenance and equipment upgrade outage.  SBQ demand and the mill’s order backlog remain very strong,” Busse said.

“Operating income for OmniSource was $18 million in the second quarter, a decrease of $7 million in comparison to the second quarter of 2010, and a decrease of $31 million in comparison to the nearly record high achieved in the first quarter of 2011,” said Mark Millett, President and Chief Operating Officer.  “Second quarter non-ferrous stainless margins and shipping volumes decreased as a result of weaker demand from stainless mills, which were carrying higher than normal inventory levels.  As destocking occurs, we anticipate renewed ordering activity during the third quarter.  Additionally, while ferrous shipping volumes increased slightly, margins compressed in comparison to those achieved in the first quarter of this year, which benefited from the sale of lower priced inventory into the strong January market.

“In our raw materials platform, Iron Dynamics continues to provide a consistent supply of liquid pig iron to the Flat Roll Division. We are also seeing progress made at the Mesabi Nugget operation. Second quarter production of iron nuggets increased to 38,000 metric tons, most of which shipped in April and June, as the planned May furnace reline outage lasted about three weeks. Start-up losses incurred by Mesabi Nugget in the second quarter negatively impacted consolidated earnings by $13 million, or approximately $0.03 per diluted share, after-tax. We expect nugget production volume to continue to improve in the second half of the year, and have an additional outage planned for September to install equipment that should further improve plant utilization,” Millett said.

“Looking ahead to the second half of 2011,” Busse said, “we believe continued slow improvement in the U.S. economy is possible and anticipate continued, yet uneven, buying activity as service center inventory levels remain relatively low, and consumption by such sectors as automotive, transportation, energy, industrial, agricultural, and construction equipment remains steady to growing slightly.  We will provide quantitative guidance regarding the third quarter in September, but barring any unforeseen changes in the economic climate, the third quarter should be fairly solid,” Busse concluded.

Second Quarter 2011 Reporting Segment Information

The following highlights second quarter 2011 results for each of SDI’s three primary reporting segments. References to segment operating income and operating income per ton in the following paragraphs exclude profit-sharing costs and amortization related to intangible assets.

Steel Operations. This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rail, and specialty shapes. Steel operations represented 61 percent of the company’s second quarter 2011 external net sales and 59 percent of external net sales in the first quarter 2011.

Second quarter 2011 net sales for steel operations were $1.4 billion on shipments of 1.5 million tons, compared to net sales of $1.0 billion on shipments of 1.3 million tons during the same period in 2010, and $1.3 billion in net sales on shipments of 1.5 million tons in the first quarter of 2011 (including intra-segment and intra-company sales). The average external steel selling price for the second quarter increased $57 per ton to $947 from the first quarter 2011 average of $890. The second quarter’s average ferrous scrap cost per ton charged was $15 higher than the first quarter of 2011. Second quarter operating income for the steel segment was $217 million, or $153 per ton shipped, compared to $134 million, or $108 per ton, in the second quarter of 2010, and $196 million, or $138 per ton, in the first quarter of 2011.

Metals Recycling and Ferrous Resources.  This segment principally includes the company’s metals recycling operations (OmniSource Corporation), liquid pig iron manufacturing facility (Iron Dynamics), and iron nugget manufacturing start-up facility (Mesabi Nugget, which is 81 percent company owned).  Second quarter net sales and operating income for the segment were $1.1 billion and $11 million, respectively, as compared to $848 million and $15 million during the second quarter of 2010, and $1.1 billion and operating income of $47 million during the first quarter of 2011 (including intra-segment and intra-company sales). The segment represented 35 percent of the company’s second quarter 2011 external net sales versus 37 percent of the first quarter 2011 external net sales.

OmniSource’s second quarter 2011 ferrous shipments were 1.6 million gross tons and non-ferrous shipments were 255 million pounds, compared to ferrous shipments of 1.4 million gross tons and non-ferrous shipments of 237 million pounds for the second quarter of 2010, and ferrous shipments of 1.5 million gross tons and non-ferrous shipments of 287 million pounds for the first quarter of 2011. OmniSource’s ferrous scrap shipments to SDI’s steel mills were 42 percent of its ferrous scrap shipments during the second quarter versus 44 percent in the first quarter of 2011. During the second quarter, OmniSource supplied 655,000 gross tons of ferrous scrap to SDI’s steel operations, or approximately 54 percent of the tonnage of ferrous scrap purchased by the mills. Operating income for OmniSource for the second quarter of 2011 was $18 million as compared to $25 million during the second quarter of 2010 and $49 million in the first quarter of 2011.

Steel Fabrication Operations.  The New Millennium Building Systems steel fabrication operations fabricate steel joists, trusses, and decking used in the construction of non-residential buildings. Fabrication operations represented 3 percent of the company’s external net sales for both the first and second quarters of 2011.

Second quarter 2011 net sales for fabrication operations were $62 million on shipments of 48,000 tons, compared to $42 million on shipments of 42,000 tons during the same period in 2010, and $53 million on shipments of 44,000 tons during the first quarter of 2011 (including intra-company sales and shipments). Second quarter operating losses for the fabrication segment were $2 million, as compared to $5 million in the second quarter of 2010, and $3 million in the first quarter of 2011.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and scrap metal markets, Steel Dynamics’ revenues, costs, future earnings, and the operation of new or existing facilities or technologies. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of a prolonged or deepening recession on industrial demand; conditions in such steel consuming sectors as the automotive, consumer appliance or construction industries; the impact of domestic or foreign import price competition; difficulties in integrating or in realizing anticipated values from acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or scrap substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, we caution you that these statements speak only as of the date hereof.

Conference Call and Webcast

On Tuesday, July 19, 2011, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss second quarter results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:  www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site. No telephone replay will be available.

Contact:    Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2011	2010	2011	2010	2011
Net sales	$2,079,731	$1,632,799	$4,095,700	$3,188,589	$2,015,969
Costs of goods sold	1,803,345	1,440,815	3,523,560	2,786,123	1,720,215
Gross profit	276,386	191,984	572,140	402,466	295,754

Selling, general and administrative expenses	63,631	55,957	128,772	113,117	65,141
Profit sharing	14,454	7,827	29,657	17,271	15,203
Amortization of intangible assets	10,082	11,565	20,166	23,146	10,084
Operating income	188,219	116,635	393,545	248,932	205,326

Interest expense, net of capitalized interest	44,812	43,448	88,158	80,963	43,346
Other income, net	(5,745)	(3,521)	(10,312)	(6,602)	(4,567)
Income before income taxes	149,152	76,708	315,699	174,571	166,547

Income taxes	53,326	29,911	115,643	64,385	62,317
Net income	95,826	46,797	200,056	110,186	104,230
Net loss attributable to noncontrolling interests	2,884	2,410	4,557	3,990	1,673

Net income attributable to Steel Dynamics, Inc.	$98,710	$49,207	$204,613	$114,176	$105,903
Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.45	$.23	$.94	$.53	$.49

Weighted average common shares outstanding	218,500	216,635	218,246	216,459	217,992

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.43	$.22	$.89	$.51	$.46

Weighted average common shares and equivalents outstanding	236,266	234,600	236,245	234,630	236,224

Dividends declared per share	$.10	$.075	$.20	$.15	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2011	2010	2011	2010	2011
Steel Operations*

Shipments (net tons)
Flat Roll Division	680,679	622,861	1,390,293	1,372,119	709,614
Structural and Rail Division	213,368	159,252	404,029	314,601	190,661
Engineered Bar Products Division	144,280	128,802	303,295	253,861	159,015
Roanoke Bar Division	152,906	109,393	274,211	218,579	121,305
Steel of West Virginia	74,882	52,720	146,938	106,125	72,056
The Techs	186,903	191,960	387,627	402,505	200,724
Combined	1,453,018	1,264,988	2,906,393	2,667,790	1,453,375
Intra-segment	(35,842)	(21,259)	(72,313)	(32,346)	(36,471)
	1,417,176	1,243,729	2,834,080	2,635,444	1,416,904
Intra-company	(79,568)	(65,607)	(153,070)	(136,473)	(73,502)
External	1,337,608	1,178,122	2,681,010	2,498,971	1,343,402

Production, excluding The Techs (net tons)	1,321,273	1,147,403	2,605,724	2,338,541	1,284,451

Net sales
Combined	$1,354,665	$1,032,478	$2,628,137	$2,051,026	$1,273,472
Intra-segment	(25,199)	(12,549)	(51,661)	(18,601)	(26,462)
	1,329,466	1,019,929	2,576,476	2,032,425	1,247,010
Intra-company	(62,191)	(43,292)	(114,137)	(83,221)	(51,946)
External	$1,267,275	$976,637	$2,462,339	$1,949,204	$1,195,064

Operating income before amortization of intangibles	$216,647	$134,077	$412,281	$271,746	$195,634
Amortization of intangibles	(2,679)	(2,931)	(5,358)	(5,862)	(2,679)
Operating income	$213,968	$131,146	$406,923	$265,884	$192,955

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,553,828	1,350,364	3,082,019	2,580,439	1,528,191
Intra-segment	(5,192)	—	(5,192)	—	—
	1,548,636	1,350,364	3,076,827	2,580,439	1,528,191
Intra-company	(655,496)	(563,350)	(1,325,124)	(1,082,656)	(669,628)
External	893,140	787,014	1,751,703	1,497,783	858,563

Non-ferrous metals shipments (thousands of pounds)
Combined	255,113	236,648	541,758	474,893	286,645
Intra-company	(1,978)	(1,946)	(4,239)	(4,140)	(2,261)
External	253,135	234,702	537,519	470,753	284,384

Mesabi Nugget shipments (metric tons) - Intra-company	38,265	17,478	74,032	24,657	35,767

Iron Dynamics shipments (metric tons)
Liquid pig iron	54,141	39,193	108,739	85,621	54,598
Hot briquetted iron	4,520	15,357	10,525	26,729	6,005
Other	1,193	568	1,733	1,266	540
Intra-company	59,854	55,118	120,997	113,616	61,143

Net sales
Combined	$1,080,129	$848,367	$2,188,544	$1,604,670	$1,108,415
Intra-segment	(2,258)	—	(2,258)	—	—
	1,077,871	848,367	2,186,286	1,604,670	1,108,415
Intra-company	(353,192)	(258,442)	(718,442)	(482,682)	(365,250)
External	$724,679	$589,925	$1,467,844	$1,121,988	$743,165

Operating income (loss) before amortization of intangibles	$10,967	$15,241	$57,538	$47,677	$46,571
Amortization of intangibles	(7,082)	(8,302)	(14,163)	(16,604)	(7,081)
Operating income (loss)	$3,885	$6,939	$43,375	$31,073	$39,490

Steel Fabrication***

Shipments (net tons)
Combined	47,770	41,894	91,821	67,572	44,051
Intra-company	(51)	(3)	(609)	(22)	(558)
External	47,719	41,891	91,212	67,550	43,493

Net sales
Combined	$61,962	$42,267	$114,614	$66,265	$52,652
Intra-company	(23)	(1)	(596)	(38)	(573)
External	$61,939	$42,266	$114,018	$66,227	$52,079

Operating income (loss) before amortization of intangibles	$(1,635)	$(4,702)	$(4,518)	$(11,251)	$(2,883)
Amortization of intangibles	—	(11)	—	(42)	—
Operating income (loss)	$(1,635)	$(4,713)	$(4,518)	$(11,293)	$(2,883)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and equivalents	$277,691	$186,513
Accounts receivable, net	849,401	622,189
Inventories	1,195,194	1,114,063
Deferred income taxes	21,114	20,684
Income taxes receivable	15,295	37,311
Other current assets	15,164	19,243
Total current assets	2,373,859	2,000,003

Property, plant and equipment, net	2,176,314	2,213,333

Restricted cash	21,717	23,132

Intangible assets, net	469,719	489,240

Goodwill	748,383	751,675

Other assets	110,461	112,551

Total assets	$5,900,453	$5,589,934

Liabilities and Equity
Current liabilities
Accounts payable	$455,859	$348,601
Income taxes payable	11,531	5,227
Accrued expenses	173,440	175,041
Accrued profit sharing	28,464	23,524
Current maturities of long-term debt	1,552	8,924
Total current liabilities	670,846	561,317

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	40,293	40,397
Total long-term debt	2,377,793	2,377,897

Deferred income taxes	476,532	457,432

Other liabilities	63,794	62,159

Commitments and contingencies

Redeemable noncontrolling interest	54,294	54,294

Equity
Common stock	636	633
Treasury stock, at cost	(725,849)	(727,624)
Additional paid-in capital	1,019,061	998,728
Retained earnings	1,982,051	1,821,133
Total Steel Dynamics, Inc. equity	2,275,899	2,092,870
Noncontrolling interests	(18,705)	(16,035)
Total equity	2,257,194	2,076,835
Total liabilities and equity	$5,900,453	$5,589,934

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating activities:
Net income	$95,826	$46,797	$200,056	$110,186

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	56,257	55,398	111,003	111,670
Equity-based compensation	3,812	3,329	7,522	6,098

Deferred income taxes	9,028	10,417	21,963	18,885
Changes in certain assets and liabilities:
Accounts receivable	34,536	21,423	(227,212)	(201,717)
Inventories	(9,026)	(117,013)	(81,133)	(165,071)
Accounts payable	2,750	(22,707)	96,925	95,510
Income taxes receivable/payable	(17,119)	60,416	28,320	97,549
Other working capital	(10,067)	(38,709)	12,490	18,983
Net cash provided by operating activities	165,997	19,351	169,934	92,093

Investing activities:
Purchase of property, plant and equipment	(34,976)	(40,960)	(53,669)	(71,644)
Other investing activities	2,142	977	999	1,481
Net cash used in investing activities	(32,834)	(39,983)	(52,670)	(70,163)

Financing activities:
Issuance of current and long-term debt	—	2,002	5,126	546,552
Repayment of current and long-term debt	(491)	(4,476)	(7,816)	(355,806)
Debt issuance costs	—	(169)	—	(6,707)
Proceeds from exercise of stock options, including related tax effect	4,569	2,984	12,865	6,438
Contributions from noncontrolling investors, net	1,470	2,611	1,887	2,611
Dividends paid	(21,830)	(16,233)	(38,148)	(32,433)
Net cash provided by (used in) financing activities	(16,282)	(13,281)	(26,086)	160,655

Increase (decrease) in cash and equivalents	116,881	(33,913)	91,178	182,585
Cash and equivalents at beginning of period	160,810	225,506	186,513	9,008

Cash and equivalents at end of period	$277,691	$191,593	$277,691	$191,593

Supplemental disclosure information:
Cash paid for interest	$71,047	$71,993	$86,157	$75,762
Cash paid (received) for federal and state income taxes, net	$60,455	$(41,997)	$61,975	$(55,007)